Exhibit 3.1


                           CERTIFICATE OF AMENDMENT

                 TO THE RESTATED CERTIFICATE OF INCORPORATION

                                     OF

                              INTEL CORPORATION

     Intel Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, at a meeting duly held on January 12, 2000, adopted a resolution proposing and declaring advisable an amendment to the Restated Certificate of Incorporation of the Corporation and directed that said amendment be submitted for the consideration of the Corporation's stockholders at the next annual meeting thereof. The proposed amendment is as follows:

          The first sentence of paragraph 4 of the Restated Certificate of Incorporation of the Corporation is hereby deleted and the following is substituted in lieu thereof:

          The total number of shares of all classes of stock that the Corporation is authorized to issue is ten billion fifty million (10,050,000,000) consisting of ten billion (10,000,000,000) shares of Common Stock with a par value of one tenth of one cent ($.001) per share and fifty million (50,000,000) shares of Preferred Stock with a par value of one tenth of one cent ($.001) per share.

          Accordingly, paragraph 4 of the Restated Certificate of Incorporation of the Corporation shall read in its entirety as follows:

          4. The total number of shares of all classes of stock that the Corporation is authorized to issue is ten billion fifty million (10,050,000,000) consisting of ten billion (10,000,000,000) shares of Common Stock with a par value of one tenth of one cent ($.001) per share and fifty million (50,000,000) shares of Preferred Stock with a par value of one tenth of one cent ($.001) per share. The Preferred Stock may be issued in one or more series, and the Board of Directors of the Corporation is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of Preferred Stock and (ii) to specify the number of shares of any series of Preferred Stock.


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     SECOND:  That thereafter, at the annual meeting of stockholders of the
Corporation duly held on May 17, 2000, upon notice and in accordance with
Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required were voted in favor of the amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That this Certificate of Amendment to the Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of the State of Delaware.

     IN WITNESS WHEREOF, said Intel Corporation has caused this Certificate to be signed by F. Thomas Dunlap, Jr., its Vice President, General Counsel and Secretary, and attested by Cary I. Klafter, the Assistant Secretary, this 17th day of May, 2000.

                                              INTEL CORPORATION

                                              By:  /s/ F. Thomas Dunlap, Jr.
                                                   -------------------------
                                                   F. Thomas Dunlap, Jr.
                                                   Vice President, General
                                                   Counsel and Secretary


Attest:/s/ Cary I. Klafter
       -------------------------
       Cary I. Klafter
       Assistant Secretary